UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2022

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CVGW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2022, Rob Wedin, our Executive Vice President, Fresh Sales, gave notice of his retirement, which is expected to occur on October 31, 2022.  Upon the commencement of service by Danny Dumas as Senior Vice President and General Manager of Calavo Grown, discussed under Item 8.01 below, which is expected to occur on July 11, 2022, Mr. Wedin will cease to serve Calavo Growers, Inc. (“Calavo”) in an executive officer capacity but will continue as an employee in a transitional role until his retirement date.

Item 7.01 Regulation FD Disclosure.

On June 21, 2022, Calavo issued a press release announcing the appointment of Mr. Danny Dumas as Senior Vice President and General Manager of Calavo Grown and the retirement of Rob Wedin from the position of Executive Vice President, Fresh Sales. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of Calavo’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

Calavo has appointed Mr. Danny Dumas to serve as Senior Vice President and General Manager of Calavo Grown commencing July 11, 2022.

Mr. Dumas, age 53, has served as President of Courchesne Larose USA since February 2021. From January 2014 to May 2020, Mr. Dumas was the Senior Vice President of Sales and Product Management of Del Monte Fresh Produce (Nasdaq: FDP).

Pursuant to an Employment Agreement between Calavo and Mr. Dumas (the “Dumas Employment Agreement”), Mr. Dumas will receive an annual base salary of $415,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Mr. Dumas will be eligible to receive a performance bonus of 40% of his annual base salary for any fiscal year (prorated for fiscal 2022) in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Mr. Dumas a discretionary bonus. Mr. Dumas is also eligible to receive a total of up to 40% of his annual base salary (or higher, with respect to performance vested target component) in equity awards pursuant to the terms of the incentive plan, which will vest as described in the Employment Agreement. Mr. Dumas will receive a signing bonus consisting of restricted stock units representing a contingent right to Calavo’s common stock having a value of $150,000 upon the commencement of his employment, which restricted stock units will vest in three equal annual installments, subject to continued service on each vesting date, with the first installment to vest on the first anniversary of the commencement of Mr. Dumas’s employment. Calavo will also reimburse Mr. Dumas for six months of commuting expenses and an allowance to cover an additional $50,000 for certain personal commuting expenses subsequent to the first six months of employment, as detailed in the Employment Agreement. In the event that Mr. Dumas’ employment is terminated by Calavo without Cause (as defined in the Dumas Employment Agreement) or Mr. Dumas terminates his employment for Good Reason (as defined in the Dumas Employment Agreement), and Mr. Dumas executes a separation and release agreement, Mr. Dumas will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Dumas as a signing bonus will become fully vested as of the date of such termination.

The preceding summary does not purport to be complete and is subject to and qualified in its entirety by the complete text of the Dumas Employment Agreement, which is filed as Exhibit 99.2 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated June 21, 2022.
99.2	Employment Agreement of Danny Dumas.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
June 22, 2022
	By:	/s/ Brian Kocher
Brian Kocher President, and Chief Executive Officer

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